Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

Park City, Utah

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262320), Form S-4 (No. 333-258043) and Form S-8 (No. 333-214919) of Innovative Industrial Properties, Inc. (the “Company”) of our reports dated February 27, 2024, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California

February 27, 2024